   As filed with the Securities and Exchange Commission on October 18, 1996
                                                             File No. 333-11069
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1
                                      TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                        COMMUNITY MEDICAL TRANSPORT, INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                           13-3507464
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                         Identification Number)

                                45 Morris Street
                             Yonkers, New York 10705
                                 (914) 963-6666
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                            DEAN L. SLOANE, President
                                45 Morris Street
                             Yonkers, New York 10705
                                 (914) 963-6666
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                           MICHAEL D. DiGIOVANNA, Esq.
                           PARKER DURYEE ROSOFF & HAFT
                                529 Fifth Avenue
                            New York, New York 10017
                                 (212) 599-0500

         Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Amendment to the Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

   Title of Each Class                                     Proposed Maximum           Proposed Maximum
   of Securities to be            Amount to be              Offering Price               Aggregate                  Amount of
        Registered                Registered                  Per Share*              Offering Price*           Registration Fee
       ------------               -----------                ------------             ----------------          ----------------
Common Stock,
$0.001 par value                 1,006,469 shs.                  $6.50                   $6,542,048                   $2,256**


* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
**  Previously paid.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                1,006,469 Shares
                        COMMUNITY MEDICAL TRANSPORT, INC.
                                  Common Stock

         This Prospectus relates to 1,006,469 shares of Common Stock, par value $0.001 per share (the "Common Stock"), of Community Medical Transport, Inc. (the "Company"), which shares are being offered for sale by the persons named herein under the caption "Selling Stockholders" (the "Selling Stockholders"). Such shares of Common Stock are comprised of 277,348 shares which are currently issued and outstanding, 575,275 shares which may be issued subsequent hereto upon exercise of certain outstanding warrants, options and their components, and 153,846 shares which may be issued subsequent hereto upon exercise of currently outstanding convertible notes. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Recent Developments" and "Selling Stockholders."

                             ----------------------

         These securities involve a high degree of risk. See "Risk Factors" commencing on page 5.
                             -----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

         The Selling Stockholders, or their pledgees, donees, transferees or other successors, may sell the Common Stock (i) to and through broker-dealers;
(ii) through agents or (iii) directly to one or more purchasers. The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, or (B) in transactions otherwise than in the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from purchasers of the Common Stock for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders may also pledge their shares to banks, brokers or other financial institutions as security for margin loans or other financial accommodations that may be extended to such Selling Stockholders, and any such pledgee institution may similarly offer, sell and effect transactions with the Company's shares as described above. The Selling Stockholders and any broker-dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, concessions or commissions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act").

         The Company has agreed to bear all expenses (other than selling discounts, concessions and commissions) in connection with the registration and sale of the Common Stock being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

         The Common Stock being offered hereby by the Selling Stockholders has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.


         The Common Stock is listed for trading on The Nasdaq National Market. On October __, 1996, the last sales price of the Common Stock as reported by The Nasdaq National Market was $____ per share.


                 The date of this Prospectus is _________, 1996.

                                TABLE OF CONTENTS

                                                                         Page
                                                                        ------
Available Information...................................................   2
Incorporation of Certain Documents by Reference.........................   3
The Company ............................................................   4
Risk Factors............................................................   5
Selling Stockholders....................................................   8
Plan of Distribution....................................................   9
Description of Securities...............................................   9
Legal Matters...........................................................  12
Experts.................................................................  12


         No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or incorporated by reference to this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information of issuers that file electronically with the Commission.


         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated herein by reference are the following documents filed by the Company with the Commission (File No. 0-24640) under the Exchange Act:

 (a) The Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1995;

 (b) The Company's Quarterly Reports on Form 10-QSB for its fiscal quarters ended March 31, 1996 and June 30, 1996; and


 (c) The Company's Current Report on Forms 8-K and 8-K/A-1, dated August 15, 1996, relating to the purchase of certain assets from Hudvalco, Inc.

 (d) The Company's Current Report on Forms 8-K and 8-K/A-1, dated August 22, 1996, relating to the purchase of certain assets from Elite Ambulance & Medical Coach, Inc.

 (e) The Company's Registration Statement on Form 8-A for a description of the Common Stock.

         All documents filed by the Company with the Commission pursuant to Sections 13, and 14 and 15(d) of the Exchange Act subsequent hereto, but prior to the termination of this offering, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written and oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than the exhibits to such documents). Requests for such copies should be directed to Dean L. Sloane, President, 45 Morris Street, Yonkers, New York 10705; telephone number (914) 963-6666.

                                   THE COMPANY

General


         Community Medical Transport, Inc. (the "Company"), through its subsidiaries, presently Community Ambulette Service Inc. ("Community Ambulette"), First Help Ambulance and Ambulette, Inc. ("First Help"), Empire Ambulance and Ambulette, Inc. ("Empire"), Century Ambulance and Ambulette, Inc. ("Century") and Elite Ambulance & Medical Coach, Inc. provide medical transportation and other specialized services (the "Services") in the New York metropolitan area, the lower Hudson Valley region of New York State and Essex County, New Jersey and other nearby counties. The Services include specialized transportation for the handicapped, disabled, mentally retarded, elderly and chronically ill to and from day treatment centers, day care programs, hospitals, nursing homes, dialysis centers, and other health care facilities. This service is provided in ambulettes -- specialized vans that contain ramps and other equipment designed to secure and safely transport wheelchair bound passengers. The Services also include emergency and non-emergency ambulance transportation services, including limited "911" emergency service, for patients who require basic medical care or supervision during transport to and from hospitals, nursing homes and other health care facilities.


         The Company was incorporated in Delaware in November 1988 under the name Med Management, Inc., and thereafter changed its name first to Regent Management Group, Inc. in 1989 and then to Community Medical Transport, Inc. in 1994. Simultaneously with the closing of its initial public offering in October 1994 (the "IPO"), the Company became the sole shareholder of Community Ambulette and First Help.

         The Company completed the IPO to implement a strategy which would enable it to expand its business in the New York metropolitan area and other geographic areas. This strategy includes plans to acquire additional ambulette and ambulance service providers, and to integrate such acquired operations into the Company's existing operations. Management believes that such acquisitions will enable it to achieve economies of scale, improve its gross margins and become a significant service provider.

         As overall demand for ambulance and ambulette services is increasing, contracting parties and regulatory authorities are imposing more stringent requirements in terms of quality of care and cost of service. Ambulance and ambulette service providers are facing increasing demand to deploy vehicles more efficiently, employ more highly trained personnel and otherwise operate more cost-efficiently. These requirements and their associated costs are producing consolidation opportunities as smaller service providers seek to combine with larger providers to gain access to greater financial, technological and managerial resources to improve dispatch systems, fleet maintenance, training of personnel, accounts receivable recovery and marketing capability. In addition, there are significant barriers to entry into this industry, particularly with respect to ambulance services. As a result, the Company believes that well-established transportation providers with a strong customer base, a reputation for high quality of service, and profitable operations will have considerable opportunity to expand their operations through acquisitions and consolidation of smaller local providers.

         The principal executive offices of the Company are located at 45 Morris Street, Yonkers, New York 10705 and its telephone number is (914) 963-6666.

         Unless the context otherwise requires, references to the "Company" contained in this Prospectus include Community Ambulette, First Help and their respective predecessors and other subsidiaries of the Company.

Recent Developments

         On May 31, 1996, the Company consummated a private sale of an aggregate of 277,348 shares of Common Stock (the "Private Offering") at a price of $6.40 per share, or an aggregate of approximately $1,775,000. Auerbach, Pollak & Richardson, Inc. acted as placement agent in connection with the Private Offering and received a commission of approximately $160,000, a non-accountable expense allowance of approximately $35,000, warrants to purchase up to 138,674 shares of Common Stock at $10.00 per share (the "Placement Warrants") and Unit Purchase Options to purchase up to 27,734 Units at $7.68 per Unit (the "Unit Purchase Options"), each Unit consisting of one share of Common Stock and one-half of a warrant, each full warrant entitling the holder to purchase one share of Common Stock at $10.00 per share. See "Selling Stockholders."

         On June 12, 1996, a wholly-owned subsidiary of the Company ("Empire") acquired from A-1 Ambulance Service, Inc. ("A-1 Ambulance") ambulances and certain additional assets, equipment (ambulettes), contracts and a license issued by the Department of Health of the State of New York to provide ambulance services in Westchester, Putnam and Dutchess counties (the "Service Area").

The acquisition was made pursuant to an Asset Purchase Agreement dated December 29, 1995, and as amended on June 12, 1996, between the Company, A-1 Ambulance and the shareholders of A-1 Ambulance. In connection with the transaction the Company paid $425,000 in cash and has delivered its note for $325,000 payable in installments. A-1 operated ambulance services in the Service Area now provided by the Company's subsidiary, utilizing the acquired assets.

         On August 15, 1996, a wholly-owned subsidiary of the Company ("Century") consummated the purchase of ambulances and certain other assets, including equipment and licenses of the New York State Department of Health to operate an ambulance service, from Hudvalco, Inc. ("Hudvalco") and Harvey H. McGeorge, Inc. ("HHM"). Hudvalco operated an ambulance business under the name Hudson Valley Ambulance in the lower Hudson Valley region of New York State. This business included "911" emergency service in two townships in Rockland County, NewYork. The acquisition was made pursuant to an asset purchase agreement entered into as of February 28, 1996 and as amended as of August 12, 1996 among the Company, Hudvalco, HHM and Alan McGeorge. As part of the acquisition, the Company's subsidiary also (i) acquired related corporate entities providing services to Hudson Valley regions, Ambulance and (ii) agreed to acquire shares of a corporation owned by Alan McGeorge operating an ambulance service in the Catskill area of the Hudson Valley region, subject only to regulatory approval. The total consideration payable by the Company was $7,000,000, subject to certain adjustments, of which $3,000,000 was paid in cash, approximately $940,000 consisted of the assumption of debt and $3,060,000 consisted of a ninety-day promissory note. Up to $1,000,000 of the principal amount of the promissory note is convertible into shares of Common Stock at $6.50 per share. See "Selling Stockholders."


         On August 22, 1996, a wholly-owned subsidiary of the Company completed the purchase from Elite Ambulance & Medical Coach, Inc. ("Elite") of ambulettes and certain other assets, including accounts receivable and a license to operate an ambulette service by the State of New Jersey. The assets were acquired pursuant to an asset purchase agreement among the Company, Elite and its shareholders. Elite operated an ambulette service from Orange, New Jersey servicing Essex County, New Jersey and other nearby counties under the name Elite. After the acquisition, the subsidiary of the Company changed its name to Elite Ambulance & Medical Coach, Inc. and is operating the acquired ambulette service under the name Elite. The consideration for the acquisition was $759,576 of which half was paid in cash at the closing and the balance pursuant to a one year note. In connection with the acquisition, the Company (i) assumed certain debts related to the assets, including bank indebtedness of approximately $19,500, (ii) entered into a contract with affiliates of Elite to acquire the real estate facility containing Elite's operating facility for approximately $1,200,000 in cash and short term mortgage notes and (iii) assumed a lease for such facility until the closing of the real estate contract of sale.

         In July and August of 1996 the Company sold 3,437.5 shares of Series A Convertible Preferred Stock and 5,000 shares of Series B Convertible
Preferred Shares to foreign investors pursuant to Regulation S under the Securities Act. Both series have a liquidation preference of $1,000 and cumulative dividends of four percent (4%) of the liquidation value. The preferred shares are convertible into shares of Common Stock at the lower of average market price for the 5 days preceeding the conversion date or seven dollars ($7.00) per share, and automatically converts on July 31, 1998. The Company received gross proceeds of approximately $6,700,000. A consultant received 12% of the gross proceeds for its services and its designees received warrants exercisable from October 1, 1996 through September 30, 2001 to purchase 135,000 shares of Common Stock at $5.00 per share. See "Selling Stockholders."

                                  RISK FACTORS

         An investment in the securities offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risks and speculative factors, among other things, in making a decision concerning the purchase of securities offered hereby:

         Dependence Upon Third Party Reimbursement. A substantial majority of the Company's revenues are attributable to payments received from third-party payors, particularly Medicare and Medicaid, and, to a lesser extent, private insurers. The revenues, cash flows and profitability of the Company, like those of other companies in the health care industry, are affected by the continuing efforts of third-party payors to control expenditures for health care. In addition, reimbursement can be influenced by the financial instability of private third-party payors and by budget pressures and cost shifting by governmental payors. A reduction in coverage or reimbursement rates by third-party payors could have a material adverse effect on the Company's results of operations. Various measures are being considered by federal, state and local governments which could result in a reduction in coverage or reimbursement amounts.

         Reliance on Key Customers. During the fiscal years ended December 31, 1995 and six months ended June 30, 1996, the Company derived approximately 28%, and 18%, respectively, of its revenues from services provided on behalf of Beth Abraham Hospital and its affiliates, including revenues pursuant to contracts with Beth Abraham Hospital and its affiliates and amounts reimbursed by third parties. Two other customers, the Westchester Developmental Disabilities Services Organization and the Bronx Developmental Disabilities Services Organization accounted for approximately 13% and 10%, respectively, of the Company's total revenues during the fiscal year ended December 31, 1995 and approximately 8% and 6%, respectively, of the Company's total revenues for the six months ended June 30, 1996. The Company has two four-year contracts expiring December 31, 1997 with Beth Abraham Hospital which give the Company the exclusive right to provide medical transportation services for patients of the Adult Day Center and the Long Term Care Program of Beth Abraham Hospital. The Company is highly dependent on these contracts. The Company does not have long-term or exclusive contracts with any of its other customers, including the Westchester DDSO and the Bronx DDSO. The loss of or decrease in business from any of its major customers, or the cancellation of, or failure to renew, either of the contracts with Beth Abraham Hospital could have a material adverse effect on the Company's business.

         Growth Strategy - Acquisition of Ambulette and Ambulance Service Providers; Possible Capital Requirements. The Company's growth strategy depends in large measure on its ability to acquire and successfully operate additional ambulette and ambulance service providers. There can be no assurance that suitable additional acquisitions can be identified, consummated or successfully operated or that the Company's goals will otherwise be achieved. In addition, increased competition may increase purchase prices for acquisitions to levels beyond the Company's financial capability. The Company requires cash to complete several of its pending acquisitions. While the Company is negotiating to obtain additional financing, there is no assurance such financing will be available.

         Dilutive Effect of Issuances of Securities. The Company expects to use securities and notes as the principal consideration for future acquisitions. Issuance of such securities will dilute the interests of the then existing stockholders of the Company.

         Government Regulation. The Company's activities are subject to extensive and rigorous governmental regulation at the federal, state and local levels. Such regulation covers licensing, rates, employee certification, environmental matters, vehicle and equipment review and other factors. Failure to comply with applicable regulatory requirements can result in, among other things, fines, operating restrictions or suspensions and loss of essential licenses. If the Company fails to comply with governmental requirements pertaining to Medicaid and Medicare reimbursements, the Company can be terminated as a service provider compensated by Medicaid and Medicare. This could jeopardize the ability of the Company to maintain reimbursement from other programs. There can be no assurance that federal, state or local laws or regulations will not be adopted which could increase the Company's cost of doing business, reduce reimbursement levels or otherwise have a material adverse effect on the Company's business, financial condition or operating results. There is also an inherent risk in the acquisition of any provider that, despite a comprehensive due diligence investigation by the Company, past noncompliance by the acquired provider may not be discovered until after the acquisition is completed, and remediation by the Company of such noncompliance may be necessary. Additionally, all of the Company's operations as well as its records are subject to review and inspection by various governmental agencies from time to time.

         Competition. The medical transportation industry is highly competitive. Principal participants include government entities, large regional ambulance service providers, hospitals and numerous local providers. The Company currently encounters its most significant competition in providing ambulette services from small providers operating in the New York metropolitan area. In addition to present competition, other companies that do not currently operate ambulance or ambulette services may enter the ambulance/ambulette service business. There can be no assurance that health care facilities that presently contract for ambulance or ambulette services will not choose to provide ambulance or ambulette services directly in the future. Furthermore, the Company believes that it may encounter significant competition for acquisitions of other medical transportation service providers from competitors with greater capital and other resources than the Company which are actively seeking to acquire service providers.

         Limited Provision of Services. The Company believes that between fifty and sixty percent of ambulance service providers provide "911" emergency services on a contractual basis as well as advanced life support services in addition to the services provided by the Company. In December 1995 First Help was granted approval to provide advanced life support services, and has provided this service since such date. Prior to a recent acquisition, the Company did not provide "911" emergency services because such services are provided by municipal authorities in the geographic areas in which the Company operates. None of the services currently provided by the Company are provided by municipal authorities in the geographic areas in which the Company operates. Because the Company only currently provides "911" emergency services on a limited basis, it does not consider providers of such services or such municipal authorities its competitors. There is a growing demand in an increasing number of communities, however, for "911" emergency as well as advanced life support services from privately owned service providers. The failure of the Company to provide additional "911" emergency services could adversely affect its business in that the Company (i) is not exploiting a potential area of business in its industry, and (ii) may not be able to provide all ambulance services required by its customers, and therefore, may not be as valuable a vendor to such customers as another competitor of the Company.

         Liability Claims in Excess of Insurance Coverage. The Company is subject to automobile and other liability claims relating to the services performed by it in the ordinary course of its business. The Company maintains liability insurance policies providing insurance coverage which it believes to be adequate. However, there can be no assurance that claims in excess of the Company's insurance coverage or claims not covered by insurance, such as claims for punitive damages, will not arise. In addition, the Company's insurance policies generally must be renewed on an annual basis. Although the Company has not experienced difficulty in obtaining insurance coverage at acceptable rates, there can be no assurance that it will continue to be able to do so in the future.
                                      - 6 -

         Uncertainty Regarding Health Care Reform Proposals. Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. In 1994 the Clinton Administration, as well as certain United States Congressmen, made various legislation proposals to affect major reforms of the United States health care system, including increasing access to health care for all citizens. While consideration of these legislation proposals have been postponed, the Clinton Administration has expressed its interest in possibly pursuing health care reforms. Moreover, the Company anticipates that Congress and state and local legislatures will continue to review and assess alternative health care delivery systems and cost-control measures, and public debate of these issues will likely continue in the future. The Company cannot predict the effect any measures, if adopted in the future, will have on the Company's business.

         Reliance on Key Personnel. The Company is dependent on its senior management, particularly Dean L. Sloane, President, and Craig V. Sloane, Vice President-Operations. The Company has key man insurance on the life of Dean L. Sloane in the amount of $1,000,000, with proceeds payable to the Company. The Company has entered into employment agreements with Dean L. Sloane and Craig V. Sloane which expire in October 1997. The loss of Dean L. Sloane or Craig V. Sloane or other key personnel, or the failure to recruit and retain necessary additional personnel, could have an adverse effect on the Company and its operations. In addition, execution of the Company's acquisition program will increase the demands on the Company's management and could create a need for new personnel or the development of additional expertise by existing personnel. The failure of the Company to attract and retain personnel with the requisite expertise or to develop such expertise internally could adversely affect the prospects for the Company's success. Finally, ties between local management of an acquired ambulance/ambulette service provider and the community which it serves are often important in continuing community relations following an acquisition. To the extent that the Company is unable to retain the management of an acquired provider, the Company's business relations with the relevant community could be adversely affected.

         Control by Directors and Officers. The Company's directors and executive officers and their affiliates beneficially own approximately 45% of the shares of Common Stock. As a result, these stockholders are able to determine the outcome of certain corporate actions requiring stockholder approval, and will be able to elect the Board of Directors of the Company. Such concentration of ownership may have the effect of preventing a change in control of the Company.

         Possible Volatility of Stock Price. There has been volatility in the market price of securities of health care companies. Future announcements concerning the Company or its competitors, including variations in financial results, changes in general market conditions, governmental regulations, reimbursement changes, or other developments may have a significant impact on the market price of the Company's securities and could cause the market price of the Company's securities to fluctuate significantly. In addition, broad market fluctuations and general economic or political conditions may adversely affect the market price of the Company's securities, regardless of the Company's actual performance.

         Dividend Policies. The Company plans to retain future earnings for use in its business and, accordingly, the Company does not anticipate paying dividends in the foreseeable future. Payment of dividends is within the discretion of the Company's Board of Directors and will depend, among other factors, upon the Company's earnings, financial condition and capital requirements.

         Shares Eligible for Future Sale. As of the date of the Prospectus, there were approximately 1,800,000 "restricted" shares of Common Stock, within the meaning of Rule 144 under the Securities Act. Pursuant to Rule 144, such "restricted shares" are currently eligible for sale in the public market without registration, subject to certain volume and other limitations. Options to purchase 198,000 shares have been granted under the Company's stock option plans and options to purchase additional shares may be granted thereunder in the future.

         Potential Adverse Effect of Future Issuances of Authorized Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of serial preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock, with such rates of dividends, redemption provisions, liquidation preferences, voting rights, conversion privileges and other characteristics as the Board of Directors may deem necessary. Such preferred stock, if issued, could adversely affect the holders of the Common Stock. In addition, the preferred stock could discourage, delay or prevent a takeover of the Company. Series A and Series B preferred stock is currently issued and outstanding and convertible into shares of the Company's Common Stock.

         Anti-Takeover Provisions. The Company's Restated Certificate of Incorporation and By-laws contain certain provisions which may have the effect of delaying or preventing a change in control of the Company. Such provisions include limitations on stockholder action (including limitations on the ability to remove Board members). Additionally the employment agreement between the Company and Dean L. Sloane provides for certain payments to be made to Mr. Sloane in the event of a "change in control" of the Company, as defined in such agreement. This may also have the effect of discouraging or preventing a change in control of the Company.

         Dilutive Effect of Warrants and Options. The Company has outstanding Unit Purchase Options, Placement Warrants, IPO warrants, other warrants and convertible notes that are described herein. The resale of the Common Stock underlying such securities is covered by the registration statement of which the prospectus is a part. As of the date of this Prospectus, there were also outstanding options under the Company's 1992 Employee Stock Option Plan to purchase an aggregate of 194,000, shares of Common Stock at exercise prices ranging from $.89 to $8.00 per share, respectively, and options under the 1994 Directors' Stock Option Plan to purchase an aggregate of 2,000 and 2,000 shares of Common Stock at exercise prices of $4.38 and $7.44 per share, respectively. The Company is authorized to grant options to purchase an additional 556,000 shares pursuant to its amended 1992 Employee Stock Option Plan. If the options, warrants and notes are exercised, the percentage of Common Stock then held by the existing stockholders will be reduced. These options, warrants and notes can be expected to be exercised at a time when the Company would be able to obtain funds from the sale of Common Stock or other securities at a price higher than the exercise price thereof.


                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the Selling Stockholders. The shares set forth therein are being included in the Registration Statement of which this Prospectus forms a part pursuant to registration commitments afforded to the Selling Stockholders by contractual obligations. The Company will receive no proceeds from the sale of the shares by the Selling Stockholders. The Company will receive proceeds of up to $3,893,407 upon the exercise (of which there can be no assurance) of the Unit Purchase Options, the warrants and the components thereof described herein. Such proceeds would be used for working capital.


                            Beneficial Ownership                                Beneficial Ownership
                             of Shares of Common         Number of Shares        of Shares of Common
      Name of Selling             Stock at                of Common Stock         Stock After the         Percentage of Common
         Stockholder          August 15, 1996            Offered for Sale            Offering           Stock After the Offering
   --------------------  --------------------------    --------------------   --------------------------------------------------
Eileen Woodley                       85,938                     85,938                    0                         0
Fred Adams                            7,813                      7,813                    0                         0
Allen and Anne Moore
Trust                                 7,813                      7,813                    0                         0
Kerry Gordon                         46,875                     46,875                    0                         0
David Schechter                      62,500                     62,500                    0                         0
George Skakel                        15,625                     15,625                    0                         0
Thomas J. Ellich                      7,813                      7,813                    0                         0
James Rhode                           7,813                      7,813                    0                         0
Thomas Secrest                        3,906                      3,906                    0                         0
Albert E. Fey                         7,813                      7,813                    0                         0
Allan Wilensky                        7,813                      7,813                    0                         0
Jerome Niedfelt                       7,813                      7,813                    0                         0
Richard J. Durrell                    7,813                      7,813                    0                         0


Auerbach, Pollak &
 Richardson, Inc. (1)                 180,275(2)                   180,275(2)                     0                         0
A.J. Myers & Co., Inc.                115,500(3)                   115,500                        0                         0
Jerry Feldman                          16,500(3)                    16,500                        0                         0
Richter & Co., Inc.                    34,000(3)                    34,000                        0                         0
Stanley Morgenstern                    34,000(3)                    34,000                        0                         0
Robert Goldstein                       60,000(4)                    60,000                        0                         0
Alan McGeorge                         153,846(5)                   153,846                        0                         0
Third World Investors                 135,000(6)                   135,000                        0                         0
                                     -----------                  ---------                   -----------               ------

   TOTAL                            1,006,469                    1,006,469                        0                         0
                                    =========                    =========                       ===                       ==

(1) Placement Agent of the Company's Private Offering.

(2) Consists of 138,674 shares which may be issued subsequent hereto upon exercise of the Placement Warrants and 41,601 shares which may be issued subsequent hereto upon exercise of the Unit Purchase Options and the components thereof.

(3) Consists of shares which may be issued subsequent hereto upon exercise of the IPO Underwriter's Warrants and the components thereof.

(4) Consists of 60,000 shares which may be issued subsequent hereto upon exercise of warrants originally issued to the Company's public relations firm in 1994 and assigned to Mr. Goldstein.

(5) Consists of 153,846 shares which may be issued subsequent hereto upon conversion of $1,000,000 principal amount of the $3,000,000 90-day promissory note issued to Alan McGeorge in connection with an acquisition.

(6) Consists of 135,000 shares which may be issued subsequent hereto upon exercise of warrants issued to a designee of a consultant in conjunction with the Company's recent foreign offering.



                              PLAN OF DISTRIBUTION

         The Selling Stockholders, or their pledgees, donees, transferees or other successors, may sell the Common Stock (i) to and through broker-dealers;
(ii) through agents or (iii) directly to one or more purchasers. The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, or (B) in transactions otherwise than in the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from purchasers of the Common Stock for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders may also pledge their shares to banks, brokers or other financial institutions as security for margin loans or other financial accommodations that may be extended to such Selling Stockholders, and any such pledgee institution may similarly offer, sell and effect transactions with the Company's shares as described above. The Selling Stockholders and any broker-dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, concessions or commissions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

                            DESCRIPTION OF SECURITIES


Authorized Capital Stock

         The Certificate of Incorporation of the Company authorizes the Company to issue up to 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"); 20,000,000 shares of Common Stock, par value $.001 per share; and 10,000,000 shares of Class A Nonvoting Common Stock, par value $.001 per share.

Common Stock

         As of July 31, 1996 there were 3,390,299 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their Common Stock into any other securities. All shares of Common Stock have equal, non-cumulative voting rights, and have no preference, exchange, preemptive or redemption rights. The outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the offering will be, fully paid and nonassessable.


IPO Warrants

         As of July 31, 1996, there were 1,026,115 IPO Warrants outstanding. Each IPO Warrant entitles the registered holder thereof (the "Warrantholder") to purchase one share of Common Stock at a price of $6.00, subject to adjustment in certain circumstances, for a period of five years commencing on September 30, 1994.

         The IPO Warrants are redeemable by the Company at a price of $.10 per IPO Warrant, provided that the average closing bid quotation of the Common Stock on the twenty (20) trading days ending no later than the fifteenth day prior to the giving of the notice of redemption, has been at least $8.00 per share. The Warrantholders shall have the right to exercise their IPO Warrants until the close of business on the date fixed for redemption. The IPO Warrants were issued in registered form under an IPO Warrant agreement by and between the Company and Continental Stock Transfer & Trust Co. as warrant agent. Reference is made to said IPO Warrant agreement (which has been filed as an exhibit to the registration statement of which this Prospectus is a part) for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

         The exercise price and number of shares of Common Stock issuable on exercise of the IPO Warrants are subject to adjustment upon specified events, including certain issuances of Common Stock below the exercise price, stock dividends, recapitalizations, reorganizations, mergers or consolidations of the Company.

         The IPO Warrants may be exercised upon surrender of the IPO Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the IPO Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check payable to the Company) to the warrant agent for the number of IPO Warrants being exercised. The Warrantholders do not have the rights or privileges of holders of Common Stock.

         No IPO Warrants will be exercisable unless at the time of exercise of this Prospectus covering shares of Common Stock issuable upon exercise of such IPO Warrants is current, or such shares are deemed to be exempt under the securities laws of the state of residence of the holder of such IPO Warrants. The Company will use its best efforts to maintain a current prospectus relating thereto until the expiration of the IPO Warrants, subject to the terms of the IPO Warrant Agreement which provides that so long as any unexpired IPO Warrants remain outstanding, the Company will file such post-effective amendments or other registration statements as may be necessary. While it is the Company's intention to do so, there can be no assurance that it will be able to do so.

         No fractional shares will be issued upon exercise of the IPO Warrants. However, if a Warrantholder exercises all IPO Warrants then owned of record by him, the Company will pay to such Warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

         The Company has agreed not to solicit exercises of the IPO Warrants other than through the IPO Underwriters, provided, however, that the Company may solicit exercises on its own behalf without the assistance of any broker-dealer. Commencing on September 30, 1995, upon any exercise of the IPO Warrants, the Company will pay the IPO Underwriters a fee of 4% of the aggregate exercise price for exercises solicited by its representatives if (i) the market price of the Common Stock on the date of exercise is greater than the exercise price,
(ii) the exercise was solicited by a member of the National Association of Securities Dealers, Inc. as designated in writing on the warrant certificate subscription form, (iii) the IPO Warrant is not held in a discretionary account,
(iv) disclosure of
compensation arrangements was made both at the time of the Public Offering and at the time of exercise of the IPO Warrants, and (v) the solicitation of exercise of the IPO Warrants was not in violation of Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended.


Class A Nonvoting Common Stock

         The holders of Class A Nonvoting Common Stock have the same rights as the holders of Common Stock, except that the Class A Nonvoting Stock has no voting power, unless and until the Class A Nonvoting Common Stock is transferred in a public distribution pursuant to a registration statement or Rule 144 under the Securities Act, in which case the holders of such Class A Non Voting Stock shall be deemed to convert to Common Stock of the Company and shall have the same voting rights as the holders of the Common Stock. No Class A Nonvoting Common Stock is currently issued and outstanding.


Preferred Stock

         The Board of Directors is authorized to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further actions by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. See "Recent Development" for a description of the Company's Series A and Series B Convertible Preferred Stock.


Additional Warrants and Convertible Stock

         In connection with the IPO, the Company sold to the IPO Underwriters and its designees for $100 the IPO Underwriters' Securities to purchase 100,000 Units, each Unit consisting of one share of Common Stock and one warrant, each warrant entitling the holder to purchase one share of Common Stock at $6.00 per share. The IPO Underwriters' Securities are exercisable for a four-year period commencing on September 30, 1995. Each IPO Underwriters' Security entitles the IPO Underwriters to purchase one Unit at an exercise price of $5.80 per Unit, subject to adjustment. The IPO Underwriters' Securities may not be sold, transferred, assigned or hypothecated except to officers of the IPO Underwriters or members of the selling group or any officer or partner of any member of the selling group.


See "Recent Developments" for a description of additional warrants and convertible notes.


Delaware Law and Certain Charter Provisions

         The Company is subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the previous three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series owned by the interested stockholder. The Company's Restated Certificate of Incorporation and By-laws contain certain additional provisions which may have the effect of delaying or preventing a change in control of the Company. Such provisions include limitations on stockholder action (including limitations on the ability to remove Board members) and blank check preferred stock (the terms of which may be fixed by the Board of Directors without stockholder approval).

Transfer Agent

         The transfer agent for the Common Stock is Continental Stock Transfer & Trust Co., 2 Broadway, New York, New York 10004.


                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft, New York, New York.


                                     EXPERTS

         The consolidated financial statements of Community Medical Transport, Inc. and subsidiaries incorporated herein by reference have been so incorporated in reliance upon the report of Richard A. Eisner & Company, LLP, independent certified public accountants, given upon their authority as experts in auditing and accounting.

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the Common Stock being offered hereby:

SEC Registration Fee............................................... $ 2,256
Printing registration statement and other documents................   2,500
Legal fees and expenses............................................   5,000
Accounting fees and expenses.......................................   1,500
Blue Sky expenses..................................................   1,500
Miscellaneous expenses.............................................   2,244
                                                                    -------
                                                                    $15,000
                                                                    =======

Item 15.  Indemnification of Directors and Officers.

         Article 7 of the Certificate of Incorporation of the Company contains the following provision which provides for the indemnification of directors and officers of the Company:

               7. The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such provisions from and against any and all of the expenses, liabilities or other matters referred to in or covered by such provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation shall pay in advance of the final disposition of such action, suit or proceeding any and all expenses incurred by such Indemnitee upon the receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 7.

         In accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware ("DGCL"), Article 8 of the Certificate of Incorporation of the Company eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(b)(7).

         The Underwriting Agreement provides for reciprocal indemnification between the Company and its controlling persons on the one hand and the Underwriters and their respective controlling persons on the other hand against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933.

         The Company intends to enter into an agreement with each of its officers and directors pursuant to which they will be indemnified to the fullest extent permitted under the DGCL. The Company may also obtain and maintain its own insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries, insuring such persons against certain liabilities, including liabilities arising under the securities laws.

Item 16.          Exhibits and Financial Statement Schedules.


 Exhibit
 Number                      Description of Exhibit
--------                     ----------------------
 4.01 -- Specimen Certificate representing the Common Stock, par value $.001 per share (1)
 5.01  --  Opinion of Parker Duryee Rosoff & Haft
23.01  --  Consent of Richard A. Eisner & Company, LLP
23.02  --  Consent of Giordano, Cohen, Shafman, Haimann & Co., P.A.
23.03  --  Consent of Parker Duryee Rosoff &Haft  (included in Exhibit
           5.01 hereof)
24.01  --  Power of attorney (included in the signature page of Part II of this
           Registration Statement)(2)
---------

(1)  Such Exhibits were filed with the Company's Registration Statement
     (File No. 33-80338) declared effective September 30, 1994 and are hereby incorporated by reference.
(2)  Previously filed with this Registration Statement.


Item 17.  Undertakings.

         The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to Item 15 of Part II of the Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 17, 1996.



                                    COMMUNITY MEDICAL TRANSPORT, INC.


                                    By: /s/ Dean L. Sloane
                                        -------------------------------------
                                        Dean L. Sloane
                                        President and Chief Executive Officer




         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



        Signature                                 Title                                              Date
       ----------                                -------                                            ------

/s/Dean L. Sloane                            Director, President and Chief Executive              October 17, 1996
-----------------------------                Officer (Principal Executive Officer)
Dean L. Sloane


/s/Donald J. Panos                           Chief Financial Officer                              October 17, 1996
-----------------------------                Principal Financial Officer and
Donald J. Panos                              Principal Accounting Officer



       *                                     Vice President - Operations, Secretary               October 17, 1996
------------------------------               and Director
Craig V. Sloane


       *                                     Director                                             October 17, 1996
------------------------------
Bernard M. Kruger


       *                                     Director                                             October 17, 1996
------------------------------
Lucius J. Riccio




* Dean L. Sloane, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated as signing above, and filed with the Securities and Exchange Commission), by signing his name hereto does sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.




                                               /s/  Dean L. Sloane
                                               -----------------------------
                                                    Dean L. Sloane





October 17, 1996